                                                                  Exhibit (i)(6)

                      [LETTERHEAD OF CHAPMAN AND CUTLER]

                               January 11, 2000

Nuveen Investment Trust II
333 West Wacker Drive
Chicago, Illinois 60606-1286

     Re:                  Nuveen Investment Trust II

Gentlemen:

     We have served as counsel for the Nuveen Investment Trust II (the "Fund"), which proposes to offer and sell shares of various classes of its series, the Nuveen Innovation Fund and the Nuveen International Growth Fund (collectively, the "Shares") in the manner and on the terms set forth in Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A filed on January 11, 2000 (the "Amendment") with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended.

     In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinions of Bingham, Dana & Gould LLP upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

     The Shares of the Fund may be legally and validly issued from time to time in accordance with the Fund's Declaration of Trust dated June 27, 1997, the Fund's By-Laws, the Fund's Certificates for the Establishment and Designation of Series and/or Classes, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price of not less than the net asset value per share and such Shares, when so issued and sold, will be legally issued and outstanding, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

                                 Law Office of

                              CHAPMAN AND CUTLER


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-33607) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.


                                       Respectfully submitted,


                                       /s/ Chapman and Cutler
                                       ---------------------------------
                                           Chapman and Cutler